ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.2
NEWS RELEASE

Abraxas Announces Purchase of Drilling Rig

SAN ANTONIO (July 6, 2011) - Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced that it has purchased a drilling rig and hired an experienced rig operator.

Abraxas purchased a used Oilwell 2000 hp diesel electric drilling rig, which will be refurbished and mobilized to the Williston Basin to drill Bakken / Three Forks wells using a multi-well pad drilling system.  Abraxas anticipates that the rig will be ready to spud its first well in October 2011 in the North Fork area of McKenzie County, North Dakota where the Company has 60 gross (18 net) identified drilling locations.

The rig will be owned and operated by Raven Drilling, LLC, a wholly-owned subsidiary of Abraxas.  Abraxas has hired an experienced rig operator, Tom Coons, who will run the day-to-day operations of the rig and its crew.  Mr. Coons has worked for Abraxas as a drilling consultant in the Rocky Mountain region since 1997 and he has drilled numerous wells in various basins throughout his 40 year career in the business.

 “Due to the severe shortage of equipment and services in the Williston Basin, we felt it was prudent to secure our own drilling rig in order to get our operated wells drilled on a timely and cost-efficient basis.  The multi-well pad drilling system should save a lot of capital costs as the rig walks from location to location which reduces the mobilization costs, in addition to other cost savings by using the same mud system for multiple wells.  On the completion side, we are still in the process of negotiating long-term availability of services; nonetheless, we are beginning to see additional availability in the basin, both of which will be of benefit to us once we get our operated wells drilled and ready for fracture stimulation,” commented Bob Watson, Abraxas’ President and CEO.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for its crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas  production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/ Vice President - Corporate Finance
Phone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675